Exhibit 5.1

Goodwin Procter LLP Counselors at Law Exchange Place Boston, MA 02109 T: 617.570.1000 F: 617.523.1231

June 17, 2015

Ocata Therapeutics, Inc.

33 Locke Drive

Marlborough, Massachusetts 01752

Re:                             Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-199311) (as amended or supplemented, the “Registration Statement”) filed on October 14, 2014 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Ocata Therapeutics, Inc., a Delaware corporation (the “Company”) of up to $100,000,000 of any combination of securities of the types specified therein.  The Registration Statement was declared effective by the Commission on November 14, 2014.  Reference is made to our opinion letter dated October 14, 2014 and included as Exhibit 5.1 to the Registration Statement.  We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on June 17, 2015 by the Company with the Commission pursuant to Rule 424 under the Securities Act.  The Prospectus Supplement relates to the offering by the Company of 5,500,000 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”) covered by the Registration Statement together with warrants (the “Warrants”) to purchase an additional 2,750,000 shares of Common Stock (the “Warrant Shares”). The Shares include an over-allotment option granted to the underwriters to purchase 825,000 Shares and/or Warrants to purchase 412,500 Warrant Shares to cover over-allotments, if any. We understand that the Shares and Warrants are to be offered and sold in the manner described in the Prospectus Supplement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinions set forth below are limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law) and the law of New York.

Based on the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1.              The Shares have been duly authorized and, when the Shares have been issued and delivered against payment in the manner described in the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

2.              The Warrants have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement and the terms of the Warrants, will be valid and binding obligations of the Company under the law of New York. The Warrant Shares have been duly authorized, and when and if issued upon exercise of the Warrants in the manner described in the Registration Statement and in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP